Majesco Entertainment Inc. and PolarityTE, Inc. Enter Into Merger Agreement

Appoints Denver Lough, MD, PhD as Chief Executive Officer and Chairman of the Board; Appoints Edward Swanson, MD as Chief Operating Officer and Director; Executive Vice President John Stetson named Director

Majesco accepts subscription agreements for $2.25 million

SOUTH PLAINFIELD, New Jersey, December 8, 2016 – Majesco Entertainment, Inc. (Nasdaq: COOL) (“Majesco”), announced today it had signed a definitive merger agreement with PolarityTE, Inc. (“Polarity”). Polarity is an entirely new and radically unique regenerative medicine company committed to developing the first forms of functionally-polarized autologous tissues for use in medical procedures requiring reconstructive applications by surgeons and wound care specialists.

Upon the closing of the transactions, Polarity will become a wholly-owned subsidiary of Majesco. Majesco will issue preferred stock in the transaction which, when converted, would represent approximately 50% of the issued and outstanding common stock of Majesco on a fully diluted basis.  In connection with the merger agreement, Majesco also entered into stock purchase agreements for the purchase of 750,000 shares of common stock at a purchase price of $3.00 per share to accredited investors for gross proceeds of $2,225,000.

At signing of the merger agreement, Dr. Denver Lough, was named Chief Executive Officer and Chairman of the Board of Majesco (to be renamed PolarityTE, Inc.) and Dr. Edward Swanson was named Chief Operating Officer and Director. Both Dr. Lough and Dr. Swanson had worked as residents in plastic and reconstructive surgery at the esteemed Johns Hopkins University School of Medicine. In leaving Johns Hopkins careers as plastic surgeons, they hope to be able to impact as many patients as possible by developing and translating the technology of PolarityTE into a clinical reality. The company will be headquartered in Salt Lake City, Utah where the Company is establishing its biomedical R&D facilities and tissue manufacturing center.

“We did not leave our resident careers at Johns Hopkins Hospital to merely change biotech—we left to change the future of medicine. This opportunity allows us to disrupt the field with our entirely new proprietary technology platform across a wide variety of tissues so that all patients will eventually be offered a pragmatic method of regenerative wound healing and personalized tissue engineering. Our goals are simple: A superior technology, a superior team and a superior network of world leaders in translational medicine to augment the delivery of autologous products for the regeneration of self,” said Dr. Lough who continued “We sincerely wish to thank Barry Honig, the Majesco Board of Directors and Dr. Phillip Frost for their confidence in PolarityTE and we promise to not disappoint.”

Newly appointed COO, Dr. Edward Swanson, echoed Dr. Lough’s statements and added, “PolarityTE will change the landscape of regenerative medicine, beginning with our first target tissue: skin. Prior to the groundbreaking discovery by Dr. Lough, the world had never seen true regeneration of functional skin, including all layers and hair. Skin regeneration of this magnitude is thought of as the holy grail by burn surgeons.”

Barry Honig, former CEO of Majesco, said, “We are pleased to announce that we have reached an agreement to merge with PolarityTE. PolarityTE’s entirely new concept in tissue engineering will revolutionize the future of regenerative medicine and help address critical unmet medical needs. In addition to their wildly novel technology, what further lead to our excitement in this deal with PolarityTE was their unmatched clinical advisory board, signaling to us the tremendous momentum behind this company and its technology. I have no doubt that PolarityTE will be the name in autologous tissue engineering in the future after meeting with their leadership, seeing their technology, and speaking with members of their clinical advisory board.”

The merger, which has been approved by the board of directors of both companies, is subject to certain closing conditions, including NASDAQ approval, approval by stockholders of Majesco, minimum cash balance of Majesco at closing, and other customary closing conditions.
Majesco's common stock trades on The NASDAQ Capital Market under the symbol "COOL."

About Majesco Entertainment Company
Majesco Entertainment Company is an innovative developer, marketer, publisher and distributor of interactive entertainment for consumers around the world. Building on more than 25 years of operating history, Majesco develops and publishes a wide range of video games on digital networks through its Midnight City label. Majesco is headquartered in Plainfield, New Jersey, and its common stock is traded on The NASDAQ Capital Market under the symbol: COOL. More info can be found online at majescoent.com or on Twitter at twitter.com/majesco.

About PolarityTE

PolarityTE, Inc. is the owner of a novel regenerative medicine and tissue engineering platform developed and patented by Denver Lough MD, PhD. This radical and proprietary technology employs a patients’ own cells for the healing of full-thickness functionally-polarized tissues. If clinically successful, the PolarityTE platform will be able to provide medical professionals with a truly new paradigm in wound healing and reconstructive surgery by utilizing a patient’s own tissue substrates for the regeneration of skin, bone, muscle, cartilage, fat, blood vessels and nerves. It is because PolarityTE uses a natural and biologically sound platform technology, which is readily adaptable to a wide spectrum of organ and tissue systems, that the company and its world-renowned clinical advisory board, are poised to drastically change the field and future of translational regenerative medicine. Welcome to the Shift

Forward-Looking Statements

Certain statements contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements contained in this release relate to, among other things, the Company’s ongoing compliance with the requirements of The NASDAQ Stock Market and the Company’s ability to maintain the closing bid price requirements of The NASDAQ Stock Market on a post reverse split basis.   They are generally identified by words such as "believes," "may," "expects," "anticipates," "should'" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports filed with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.